UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  November 18, 2013

Linkwell Corporation
(Exact name of registrant as specified in its charter)

Florida	000-24977	65-1053546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1104 Jiatang, Jiading District, Shanghai, China	201807
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 21-5566-6258

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[Missing Graphic Reference]

Item 1.01                      Entry into a Material Definitive Agreement.
Item 2.01                      Completion of Acquisition or Disposition of Assets.

On April 20, 2013 Metamining Nevada, Inc. (“Metamining Nevada”), a wholly-owned subsidiary of Linkwell Corporation (the “Company”), entered into a Cancellation Agreement (the “Cancellation Agreement”) with Metawise Group, Inc. (“Metawise”), a related party, terminating the Contract Agreement – Mobile Iron Ore Fines Project (the “Contract Agreement”) between the two parties dated January 13, 2013. Metawise, a minority shareholder in Metamining, Inc. which is the former parent of Metamining Nevada prior to our acquisition of the company in March 2012 is co-owned by Song Qiang Chen and Ling Li, members of our Board of Directors and officers of Metamining Nevada.

Under the terms of the original Contract Agreement, Metamining Nevada was granted the exclusive rights to manage, operate and facilitate the sale to Metawise’s customers of approximately 5 million tons of iron ore fines stockpiled at a facility near Mobile, Alabama for the four year period commencing on the date Metamining Nevada receives a notice to proceed from Metawise.  Metamining Nevada is entitled to receive $10.00 from the net profit per dry metric ton for the product sold by Metawise, and Metamining Nevada is obligated to pay certain additional costs, and assume certain additional responsibilities, as described in the Contract Agreement.

Due to the lack of cash flow and capital contribution, Metamining Nevada is unable to perform their obligation as according to the Contract Agreement, thus both parties agrees to terminate the Contract Agreement. Metamining Nevada will continue to work with Metawise as sales consultant till further agreement is reached.

This termination of the Contract Agreement will have no financial effects on the Company.

The terms of the Cancellation Agreement described above are qualified in their entirety by reference to the agreement which is filed as Exhibit 10.16 to this report.

               On November 14, 2013, Linkwell Corporation ("Linkwell") sold its 100% interest in Metamining Nevada, Inc., a Nevada company (“Metamining Nevada”) pursuant to the terms of an Equity Transfer Agreement between Linkwell and Metamining, Inc., a California company ("Metamining") from which we acquired 100% ownership of Metamining Nevada on March 20, 2012.

               Under the terms of the Equity Transfer Agreement, Metamining purchased 100% of the issued and outstanding Metamining Nevada Shares ("Metamining Nevada Shares") from Linkwell. In consideration of the transfer by Linkwell of the Metamining Nevada Shares to Metamining, Metamining cancelled 9,000,000 shares of Linkwell's common stock, par value $.001 per share ("LWLL Shares") and 3,000,000 Series C common stock purchase warrants ("LWLL Warrants") owned by Metamining.

Metamining Nevada is a development stage company which was established in March 2011. In April 2011 Metamining entered into agreements with unrelated third parties to acquire rights to mining claims, together with certain real property rights, on approximately 4,500 acres in northern Nevada for an aggregate purchase price of $14,250,000 (the "Loan Agreement"). During the terms of the Loan Agreement, Metamining Nevada has the right to explore and mine the properties and the quit claim deeds for these properties are being held in escrow pending payment in full of the purchase price.  If any portion of the purchase price were not to be paid when due, subject to certain extensions as described in the agreements, all amounts paid are forfeited and the agreements are terminated.  Due to the lack of cash flow and capital contribution, Metamining Nevada is unable to perform their obligation as according to the Loan Agreements, thus Linkwell desired to sell and Metamining agreed to purchase 100% of the issued and outstanding Metamining Nevada shares through an Equity Transfer Agreement. Furthermore, Linkwell desired to cancel an aggregate of 581,973 shares of Series C convertible preferred stock which were issued to China Direct Investments, Inc. ("CDI") on March 20, 2012 for services rendered in connection with our acquisition of Metamining Nevada.

               The terms of the Equity Transfer Agreement described above are qualified in their entirety by reference to the agreement which is filed as Exhibit 10.17 to this report.  We expect to write down the asset and liability on the disposition of this subsidiary of approximately $14 million during the fourth quarter of fiscal 2013.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.                                           Description
10.16	Cancellation to the Contract Agreement dated April 20, 2013 by and between Metawise Group, Inc. and Metamining Nevada, Inc.
10.17	Stock Sale and Purchase Agreement dated November 14, 2013 by and between Metamining, Inc. and Linkwell Corporation.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linkwell Corporation

Date: November 18, 2013	By: /s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer